Genesee & Wyoming Inc. Stockholders Approve Resolutions at Annual Meeting; John C. Hellmann, President of Genesee & Wyoming, Elected to Board of Directors

Greenwich, Conn., June 1, 2006 /PRNewswire-FirstCall/ — Genesee & Wyoming Inc. (GWI) (NYSE: GWR) stockholders approved all resolutions at the Company’s annual meeting of stockholders on May 31, 2006.

GWI stockholders elected David C. Hurley, Peter O. Scannell, and the Hon. M. Douglas Young, P.C., to three-year terms.

At its meeting on May 31, 2006, GWI’s Board of Directors elected John C. Hellmann, the Company’s President, to serve as a Director. Mr. Hellmann joined GWI in January 2000 as Chief Financial Officer and was named President in May 2005.

In addition, Louis S. Fuller, who served as a director for the Company since April 1, 1974, resigned from the Board effective May 31, 2006. He was named Director Emeritus.

“The Board’s election of Jack Hellmann is consistent with the Company’s succession plans and further strengthens the Board,” said Mortimer B. Fuller III, GWI’s Chairman and Chief Executive Officer. “The retirement of Lou Fuller from the Board after 32 years of active service marks another milestone for the Company. Lou’s tenure spanned Genesee & Wyoming’s most significant period of growth, and we thank him for his constancy, integrity, assistance and efforts during that time.”

In other annual meeting business, stockholders ratified the appointment of PricewaterhouseCoopers LLP as GWI’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia, and Bolivia. GWI operates over 9,300 miles of owned and leased track and more than 3,000 additional miles under track access arrangements.

SOURCE: Genesee & Wyoming Inc.

CONTACT:	Christopher Capot, Director of Corporate Communications, Genesee & Wyoming Inc., 203-629-3722, ccapot@gwrr.com.